AMENDMENT TO PARTICIPATION AGREEMENTS

METROPOLITAN LIFE INSURANCE COMPANY (“MetLife”) on behalf of itself and certain of its separate accounts (the “Accounts”); AMERICAN FUNDS INSURANCE SERIES (the “Series”); AND CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”) entered into participation agreements dated April 30, 2001 and May 16, 1989, as amended, (the “Agreements”). This Amendment (the “Amendment”) to the Agreements is entered into as of June 7, 2021, by and among MetLife on its own behalf and on behalf of each Account of MetLife as set forth in the Agreements, the Series and CRMC (“the Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreements.

RECITALS

WHEREAS, pursuant to the Agreements, the Accounts invest in shares of certain of the series (“Funds”) that constitute separate portfolios of the Series and that serve as funding vehicles for the Accounts offered under variable annuity and/or life insurance contracts issued by MetLife (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of MetLife (the “Contract Owners”); and

WHEREAS, the Series maintains on its books and records one or more account(s) that hold and record ownership of shares of the Series; and

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Rule 30e-1 under the 1940 (“Rule 30e-1”) Act requires each Fund of the Series to deliver copies of its shareholder reports to the Accounts as the record owners of shares of such Funds; and

WHEREAS, Rule 30e-2 under the 1940 Act (“Rule 30e-2”) requires the Accounts to deliver such Series shareholder reports to Contract Owners, and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Funds be delivered to Contract Owners under certain circumstances; and

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Insurance Products, and MetLife intends to host said website; and

WHEREAS, the Parties desire to amend the Agreements to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act (“Rule 30e-3”) and Rule 498A, as amended from time to time (the “Rules”), to permit (i) the Series to no longer deliver copies of Series shareholder reports to the Accounts as would otherwise be required by Rule 30e-1, and (ii) the Accounts to deliver Series shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 including the website hosting of certain Series materials required by Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2; and (iii) to permit the Parties to meet any Fund Statutory Prospectus delivery to Contract Owner requirements under Section 5(b)(2) of the 1933 Act by using the provisions of Rule 498A including website hosting of certain Fund Documents (defined below) required by Rule 498A rather than the delivery methods that would otherwise be required by Section 5(b)(2); and

WHEREAS, MetLife cannot host such website in compliance with Rule 30e-3 and Rule 498A unless the Series prepares and provides certain Series documents and materials that are specified in the Rules;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to amend the Agreements by supplementing it as follows:

1.	Provision of Fund Documents Maintaining Website and Website Posting
a.

Fund Documents. The Series and/or CRMC are responsible for preparing and providing the following “Fund Documents” as specified in paragraph (b)(1) of Rule 30e-3 and Paragraph (j)(1)(iii) of Rule 498A: (i) Summary Prospectus for the Funds; (ii) Statutory Prospectus for the Funds ; (iii) Statement of Additional Information (“SAI”) for the Funds; (iv) Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Funds (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders); (v) Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and (vi) Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

b.	Deadline for Providing and Keeping Current Fund Documents.
(i)

The Series and/or CRMC shall provide the Summary Prospectus, Statutory Prospects and SAI for the Funds to MetLife or its designee on a timely and continuous basis to facilitate the required website posting and provide updated versions as necessary, in order to facilitate a continuous offering of the Series’ securities and the Contracts.

(ii)

The Series and/or CRMC shall provide the Shareholder Reports and Portfolio Holdings on a timely basis but no later than five (5) days before the date each time that these materials are required to be posted by Rule 30e-3.

c.	Format of Fund Documents. The Series and/or CRMC shall provide the Fund Documents to MetLife or its designee in an electronic format that is suitable for website posting that:

(i)	are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii)	permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)

permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d). Website Hosting. MetLife shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Series and/or CRMC fulfill their obligations under this Amendment (“Specified Website”). The Specified Website shall be publicly available, is as identified in Schedule A hereto and may be changed by MetLife from time to time in its sole discretion with reasonable advance notice to the Series.

(e). Fund Documents Website. CRMC shall, at its sole cost and expense, host and maintain a website (the “Fund Documents Website”), on which it will make available to MetLife, free of charge, the Fund Documents in accordance with the terms hereof. For the avoidance of doubt, the hosting and maintenance by CRMC of the Fund Documents Website, including the timely posting in accordance with the time frames specified in Section 1(a) and (b) above of Fund Documents to the Fund Documents Website for access by MetLife, shall constitute full and complete compliance by the Series and CRMC of their respective obligations under Section 1 (a) and (b) of this Amendment.

2.	Use of Summary Prospectuses.

(i) MetLife shall ensure that an Initial Summary Prospectus is used for each currently offered Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii) The Series and CRMC shall ensure that a summary prospectus is used for the Funds, in accordance with paragraph (j)(1)(ii) of Rule 498A.

3.	Website Hosting and Notice Fee.

(a)

The Series and/or CRMC shall bear the reasonable costs of managing, formatting, hosting and maintaining the Fund Documents on the Specified Website hosted by MetLife. The Series and/or CRMC shall also bear the cost of managing, formatting, hosting and distributing the Fund Documents for electronic delivery.

(b)

The Series and/or CRMC shall bear the costs of preparing and mailing the Notices of the availability of the Series’ Shareholder Reports to Contract Owners (the Notices required by paragraph (c) of Rule 30e-3).

(c)

In order for MetLife to ensure that the Fund Documents are kept current and posted for the duration or period required by Rule 30e-3 and paragraph (h) of Rule 498A, the Series shall promptly provide to MetLife any amendments to the Fund Documents;

(d)

MetLife shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3, which shall constitute compliance with subsections (a) through (c) of Section 1 of this Amendment (for the avoidance of doubt, for this purpose, the “Company” referred to in said paragraph (b)(5) of Rule 30e-3 means MetLife on behalf of the Accounts).

4.	Provision of Fund Documents for Paper Delivery.
a.

The Series and/or CRMC or their designee shall, if requested by MetLife provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of MetLife, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution (pursuant to requests from Contract Owners; see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A); the cost of providing the electronic documentation and of such printing to be borne by the Series and/or CRMC.

b.

The Series and/or CRMC shall reimburse MetLife for the costs of mailing (including postage) the Series’ Fund Documents to Contract Owners. This reimbursement is in addition to, and not part of or in lieu of, any other fees or expenses described herein.

5.	Paper Notice to Contract Owners. MetLife shall be responsible for providing the paper Notice to its Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3.

6.

Delivery of Paper Copy Upon “Ad Hoc” Request. MetLife shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Fund Documents, in accordance with paragraph (e) of Rule 30e-3 paragraphs (i)(1) and (j)(3) of Rule 498A. The cost of providing the paper copy of Fund Documents, including printing and mailing (including postage) Fund Documents, will be borne by the Series and/or CRMC.

7.

Investor Elections to Receive Future Series Reports in Paper. MetLife shall be responsible for fulfilling Contract Owner elections to receive future Series shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3. The cost of providing the paper copy of Shareholder Reports, including printing and mailing (including postage) of Shareholder Reports, will be borne by the Series and/or CRMC.

8.

Portfolio Expense and Performance Data. The Series shall provide such data regarding each Fund’s expense ratios and investment performance as MetLife shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Series shall provide the following Fund expense and performance data on a timely basis to facilitate MetLife’s preparation of its annually updated registration statement for the Contracts (and as otherwise reasonably requested by MetLife), but in no event later than seventy-five (75) calendar days after the close of each Fund’s fiscal year.

a.

the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6) ; and

b.

the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4 and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Fund (or Series); and

c.

the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

9.

Content of Fund Documents. The Series and/or CRMC shall be responsible for the content of the Fund Documents as posted on the Specified Website, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner and without in any way changing the current obligations of the Series under the Agreements, the Series and/or CRMC shall be responsible for ensuring that the Fund Documents to be posted to the Specified Website:

a.	Meet the applicable standards of the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

b.

Do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

10.	Construction of this Amendment; Agreements.

a.

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act, and Rule 498A under the 1933 Act as they may be amended from time to time, and any interpretations of the Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

b.

To the extent the terms of this Amendment conflict with the terms of the Agreements, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Agreements shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

11.	Indemnification.
a.

The Series and CRMC specifically agree to indemnify and hold harmless MetLife and its officers, directors, employees and agents (“MetLife Indemnified Parties”) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against any of the MetLife Indemnified Parties as a result of (i) any failure or alleged failure by the Series and/or CRMC to provide Fund Documents in a timely fashion as required by this Amendment, or (ii) any material failure or alleged material failure to fulfill any of their other duties and responsibilities under this Amendment. For the avoidance of doubt, this indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreements. The Parties hereto agree that all other provisions of the Agreements, as amended, shall apply to the terms of this Amendment as applicable.

b.

MetLife specifically agrees to indemnify and hold harmless the Series and/or CRMC and their respective officers, directors, employees and agents (“Series Indemnified Parties”) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against any of the Series Indemnified Parties as a result of (i) any failure or alleged failure by MetLife to maintain the Specified Website in accordance with the requirements of Rule 30e-3 and/or Rule 498A, or (ii) any material failure or alleged material failure to fulfill any of its other duties and responsibilities under this Amendment. For the avoidance of doubt, this indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreements. The Parties hereto agree that all other provisions of the Agreements, as amended, shall apply to the terms of this Amendment as applicable.

12.

Implementation. This Amendment is effective as of the date noted in the first paragraph of this Amendment. The Series and/or CRMC will provide all Fund Documents as specified in this Amendment beginning January 1, 2021.

13.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

METROPOLITAN LIFE INSURANCE Company (on behalf of itself and each Separate Account) (“the Company”)

By:	/s/ Howard Kurpit

Print Name: Howard Kurpit

Title: Senior Vice President, Life and Annuity

AMERICAN FUNDS INSURANCE SERIES (the “Series”)

By:	/s/ Maria Thelma Manotok Pathria

Print Name:	Maria Thelma Manotok Pathria

Title:	Principal Executive Officer

CAPITAL RESEARCH AND MANAGEMENT Company (“CRMC”)

By:	/s/ Maria Thelma Manotok Pathria

Print Name:	Maria Thelma Manotok Pathria

Title:	Senior Vice President & Senior Counsel

APPENDIX A

Specified Website:

www.metlife.com/